Exhibit 10.1

Harris N.A.
111 West Monroe Street
Chicago, IL 60603

April 8, 2010

CTI Industries Corporation

Harris N.A. (“Harris” or “we”) appreciates the opportunity to discuss your senior secured financing needs.  In reliance upon information and materials that you have provided to us, we are pleased to provide the attached Committed Summary of Terms and Conditions that outlines the structure of the credit facilities (the "Facilities") that we think would be appropriate for you to address these financing needs.  It is our understanding that any credit proceeds provided would be used to refinance certain existing indebtedness of the Borrower, and to provide financing for future working capital needs of CTI Industries Corp. ("Borrower", or “CTI”).

We look forward to continuing our discussions with you regarding the Facilities.  In addition, this letter and the attached Summary of Terms and Conditions do not include all requirements and conditions that we would have in connection with the outlined Facility.  Finally, the contents of these documents should not be shared with any third party without Harris’ prior written consent, except for potential equity and subordinated debt investors, and advisors, management and regulatory bodies on a need-to-know basis.  All persons who are informed of the contents of this letter and the attached Summary of Terms and Conditions also need to be informed that such contents are confidential and cannot be disclosed without Harris’ prior written consent.

We would like to emphasize that Harris strives to combine product, structuring, and industry expertise, with superior relationship banking in order to provide our clients with value-added financing solutions.  We recognize the importance CTI places on reliable partners, and we believe through our responsive and disciplined approach to evaluating your financing needs, along with our extensive experience in middle market lending, that we can help ensure the success of your company.  Thank you for considering the financing structure we have outlined, and we are enthusiastic about continuing discussions with you regarding this transaction.

Very truly yours, /s/ David Knapp Harris N.A. By: David Knapp Title: Senior Vice President, Market Manager

Agreed to and accepted by: /s/ Stephen M. Merrick

Printed Name and Title: Chief Financial Officer

Date: April 12, 2010

Summary of Terms and Conditions

SUMMARY OF COMMITTED TERMS AND CONDITIONS APRIL 2010

Borrower:	CTI Industries Corporation (the “Borrower”)

Lender:	Harris N.A.

Facilities:	The following senior secured credit facilities (the “Facilities”) will be available on the terms and conditions set forth herein:

• $9,000,000 revolving credit facility (the “Revolver”) [with a $1,000,000 sublimit for the issuance of standby and commercial letters of credit].]

• Up to $2,500,000 revolving equipment line of credit (the “Equipment Line”)

• $2,371,000 [or outstanding amount of mortgage with Charter One Bank at close] mortgage (the “Mortgage”)

• $817,000 [or the amount outstanding at close] term loan (the “Term Loan”)

Purpose:
• Revolver: Refinance existing indebtedness with Charter One Bank, and finance working capital and general corporate purposes.

• Equipment Line: Proceeds under this facility will be used to finance equipment purchases (to be based on a 100% advance on invoice amount).

• Mortgage: Proceeds under this facility will be used to refinance existing indebtedness with Charter One Bank.

• Term Note: Proceeds under this facility will be used to refinance existing indebtedness

Maturity:	• Revolver: Three years
• Equipment Line: One year draw period, with a three year maturity (from close)
• Mortgage: Three years
• Term Loan: 1/31/11 (to match existing maturity)

Amortization:
• Equipment Line: Payments will be interest only through Year 1, at which point all outstanding will be converted to a term loan with payments based on a 5-year amortization schedule with the remaining portion due at maturity.  Interest due monthly on Prime borrowings and at the end of each contract for LIBOR loans, with such payments to occur no less frequently than quarterly.

• Mortgage: Principal payments will be based on a 25 year amortization schedule, with the remaining portion due at maturity.  Interest due monthly on Prime borrowings and at the end of each contract for LIBOR loans, with such payments to occur no less frequently than quarterly.

• Term Loan: Shall continue to amortize as currently structured at Charter One Bank, with $700M annually, and maturity will remain at 1/31/2011.

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Summary of Terms and Conditions

Guarantors:
Joint and several limited guarantees for both John Schwan and Steve Merrick of $1,750,000 each, at close.  Step downs will occur upon receipt of annual covenant compliance certificates AND so long as either Senior debt leverage is 0.25x below the required covenant level or an updated real estate appraisal is obtained and results  materially diminish our reliance on the guarantees:

• After year 1, the personal guarantees will reduce down to $1,500,000 each;

• After year 2, the personal guarantees will reduce down to $1,000,000 each;

All existing and future subsidiaries of the Borrower  (where  applicable)

Security:
The Revolver and Equipment Line will be secured by a first-priority perfected security interest in substantially all of the tangible and intangible assets of the Borrower and the Guarantors, whether now owned or hereafter acquired. The Mortgage Loan would be secured by a mortgage on the building and real property located in Barrington, IL.  The Equipment Term Loan would be secured by machinery and equipment (based on appraisal as of 12/05).  A 65% pledge of the Flexo stock will be required.  All facilities will be cross-collateralized and cross-defaulted.

Availability:
Outstanding under the Revolver, [including any letters of credit], shall not exceed a borrowing base equal to the sum of up to 85% of eligible receivables and up to 60% of eligible raw material and finished goods inventory.  Total availability under the borrowing base relating to inventory will be capped at $5MM.

Interest Margins:
The applicable Base Rate and LIBOR Margins shall be the percentage per annum set forth in the Summary Pricing Matrix below for the appropriate Level.  The Level shall be determined quarterly by the reported Senior Leverage Ratio.  Pricing will be held at Level II until receipt of the [Date TBD] compliance certificate. Margins on all loans and fees may be increased by 2% per annum during the existence of an event of default if so required by the Lender.   See Exhibit A for Interest Rate options and fees.

	Summary Pricing Matrix
		Level I	Level II	Level III
	Senior Leverage Ratio	> 3.25	< 3.25 but > 2.25	< 2.25
	Base Rate Margin	1.25%	0.75%	0.50%
	LIBOR Margin	3.75%	3.25%	3.00%
	Facility/Unused Fee	0.50%	0.25%	0.25%

Prepayments:
Loans bearing interest based on the Base Rate may be prepaid at any time without penalty with same-day written notice.  Loans bearing interest based on LIBOR may be repaid upon three business days’ written notice, subject to payment of usual and customary breakage costs for payments made prior to the last day of an interest period.

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Summary of Terms and Conditions

Mandatory Prepayments:
1.    [70%] of the net proceeds of any sales or issuances of equity or debt securities by the Borrower or any Guarantor (with exceptions to be determined). The net proceeds would first be applied against the Equipment Line of Credit, with any remaining monies applied equally, as a percentage of debt, against all remaining outstanding obligations.

2.    [100%] of the net proceeds of (i) any sale or disposition of any assets (other than sales of inventory in the ordinary course of business) above a basket amount to be determined, and (ii) insurance and condemnation proceeds not otherwise reinvested.

3.    Any amount outstanding under the Revolver (including letters of credit and swing line loans, if applicable) in excess of the borrowing base must be immediately prepaid.

Representations & Warranties:
Usual and customary representations and warranties for facilities of this type, including but not limited to organization and qualification, subsidiaries, authorization and validity of loan documents, use of proceeds and margin stock, financial reports, no material adverse change, full disclosure, intellectual property, governmental authority and licensing, title to properties and assets, no material litigation, payment of taxes, governmental approvals, transactions with affiliates, Investment Company Act, ERISA, compliance with laws (including environmental), no violation of agreements, solvency, no broker’s fees, and absence of default or event of default.

Initial Conditions Precedent:	Usual and customary conditions precedent to the initial extensions of credit for facilities of this type, including but not limited to:

(i)	Agreement to subordinate current affiliated debt from Flexo to Harris Bank.

(ii)	All legal, tax, and regulatory matters relating to the Facilities and any transactions financed with the proceeds thereof shall be satisfactory to the Lender.

(iii)	The negotiation of credit and security documents satisfactory to the Lender. Receipt of other customary closing documentation, including the legal opinion of counsel to the Borrower and Guarantors, acceptable to the Lender.

(iv)	Perfection of liens on collateral.

(v)	Repayment and cancellation of existing credit facilities.

(vi)	Satisfaction with title and other matters relating to owned real estate, including receipt of title insurance, FIRREA-compliant real estate appraisals, real estate surveys, flood determinations, and [environmental studies including Phase I assessments.

(vii)	No material adverse change in the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Borrower any of its subsidiaries or any Guarantor or the Target or any of its subsidiaries from that reflected in the 12/31/09 financial statements already received by the Lender.

(viii)	The Borrower shall, during the term of the Facilities, maintain all operating accounts at Harris or its affiliates.

(ix)	All payment, covenant, default, subordination, and other material terms and conditions of any subordinated debt and all material terms of any preferred equity shall be acceptable to the Lender.

(x)	Receipt of evidence satisfactory to the Harris that the Borrower’s EBITDA for the most recently-ended twelve months (“LTM”) is at least $[4.0MM] prior to closing and indebtedness outstanding at the closing of the Facilities after giving effect to the initial loans thereunder.

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Summary of Terms and Conditions

Ongoing Conditions Precedent:
No Lender shall be required to make any extension of credit under the Facilities (including the initial extensions of credit) unless:

• No default or event of default shall exist before or after giving effect to such extension of credit.

• All representations and warranties shall be true and correct.

Financial Covenants:	Financial covenants may include Minimum Tangible Net Worth, Maximum Senior Leverage Ratio, Minimum Fixed Charge Coverage

•  Minimum Tangible Net Worth at all times of $[To be benchmarked at close] plus (if positive) 50% of net income for each calendar year.  Tangible Net Worth is defined as net worth less any goodwill and other intangibles plus subordinated debt.

•  Maximum Senior Leverage Ratio, defined as the ratio of Senior Funded Debt (which is defined as all indebtedness for borrowed money and guaranties of the same and including letters of credit at the full stated amount thereof, excluding indebtedness subordinated to the Facilities on terms acceptable to the Lender) as of the end of the most recent fiscal quarter, to EBITDA for the most recently-ended four fiscal quarters (TTM), of 3.50x at closing (test dates: 3/31/10, 6/30/10, 9/30/10, 12/31/10), with step downs to 3.25x at 3/31/11, with additional step down to 3.00x at 9/30/11 and final step down to 2.75x for 3/31/12 and remain thereafter.

•  Minimum Fixed Charge Coverage Ratio, defined as the ratio of EBITDA less unfinanced capital expenditures, and declared dividends for the most recently-ended four fiscal quarters, to the sum of total debt principal and cash interest payments and cash taxes during the most recently-ended four fiscal quarters of 1.10x.

EBITDA is defined as the sum of net income, taxes, interest expense, depreciation and amortization and adjustments including certain add backs [TBD]. Final financial covenant definitions subject to the agreement of the Borrower and the Lender.

Other Covenants:	Usual and customary covenants for facilities of this type including but not limited to:

•  Usual and customary affirmative and operational covenants including without limitation maintenance of business and properties, payment of taxes, insurance, inspection, formation and maintenance of subsidiaries, ERISA, compliance with laws, transactions with affiliates, no changes in fiscal year, no changes in nature of business, use of proceeds, and absence of contractual restrictions.

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Summary of Terms and Conditions

•  CTI will be allowed to make principal payments on subordinated debt as follows: Maximum semi-annual sub-debt principal reduction of 33% of excess cash flow (defined as excess cash flow after fixed charges to be defined in the loan documents, including declared dividends) will be allowed, and capped at $300,000 annually.

•  Usual and customary restrictive covenants, including without limitation those regarding indebtedness (including capital leases) and guaranties; liens; operating leases; investments and acquisitions; loans and advances; mergers and consolidations; sales of assets; and dividends, stock repurchases and other restricted payments.

Reporting Requirements:	• Annual audited consolidated financial statements for the Borrower within 90 days of fiscal year end.
• Monthly company-prepared consolidated and consolidating financial statements for the Borrower within 30 days of month end.
• Quarterly covenant compliance certificates signed by the Borrower’s chief financial officer within 45 days of quarter end.
• A copy of the Borrower’s operating budget for the following fiscal year no later than 30 days after the end of each fiscal year.

•  Monthly borrowing base certificates signed by the Borrower’s chief financial officer within 15 days of month end.

•  Field audits to be conducted annually at the Borrower’s expense during the term of the Facilities.

•  Other information and reports as may be reasonably requested by any Lender.  All reports and financial statements will be in form and scope reasonably acceptable to the  Lender, including comparison to budget and prior comparable period.

• Notice of any change of control, material adverse change, default or event of default, or material adverse litigation or governmental proceeding.

Events of Default:
Usual and customary for facilities of this type, including but not limited to failure to pay any interest, principal, fees or other amounts when due, default under any covenant or agreement in any loan document, any loan document is repudiated or is no longer in force and effect, inaccurate or false representations or warranties, cross default with other debt agreements, insolvency, bankruptcy, ERISA, change of control and unsatisfied judgments.

Yield Protection:
Customary provisions protecting the Lender in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy requirements, and increased costs due to changes in law or regulation.  Payments to be made free and clear of taxes (subject to customary limitations and exceptions).

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Summary of Terms and Conditions

Expenses:
The Borrower shall pay all reasonable costs and expenses of  the Lender associated with the preparation, due diligence (including third party expenses), administration and syndication of the Facilities and loan documentation, including without limitation the legal fees of  the Lender’s counsel, regardless of whether the Facilities close.  Costs and expenses of the Lender, including without limitation their legal fees, in connection with any default or event of default or the enforcement of the loan documents to be reimbursed by the Borrower.

Commitment Expiration:	No later than 5/31/10

Indemnification:
The Lender will be indemnified against all losses, liabilities, claims, damages and expenses relating to or arising out of the loan documents, the transactions contemplated hereby or the Borrower’s use of loan proceeds, including without limitation environmental problems, such indemnity to include without limitation reasonable attorneys’ fees and settlement costs.

Governing Law:	State of Illinois.

April 2010
The information provided in this term sheet is for the confidential use of the Borrower and may not, without the prior written consent of the Lender, be disclosed to any other party other than the Borrower’s employees, attorneys and financial advisors (but not commercial lenders) with a need to know the same.

Finally, the Borrower will not attempt to obtain any other sort of debt financing (whether or not intended to replace the Facilities) at the same time as the Lender is working on closing the Facilities.

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Confidential	Summary of Terms and Conditions

Exhibit A: Interest Rate Options and Fees

Interest Rates:	At the Borrower’s option, each loan under the Facilities will bear interest at the following rates:

Lender’s Base Rate plus applicable Base Rate Margin set forth in the Summary Pricing Matrix. Base Rate shall be, for any day, the greatest of (i)  Lender’s prime commercial rate as in effect on such day, (ii) the sum of the Fed Funds rate for such day plus 1/2 of 1%, and (iii) the LIBOR Quoted Rate for such day plus 1.00% calculated on an actual day/[365/366-day basis] and payable [monthly/quarterly] in arrears.  LIBOR Quoted Rate shall be, for any day, Reserve adjusted LIBOR based upon LIBOR for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day.

Reserve adjusted LIBOR plus the applicable LIBOR Margin set forth in the Summary Pricing Matrix, fixed for interest periods of one, two, three or six months, calculated on an actual day/360-day basis and payable on the last day of the applicable interest period, but in any case, at least quarterly.  LIBOR is defined, with respect to the interest period requested, as the rate per annum for deposits in U.S. Dollars as reported on the LIBOR 01 Page as of 11:00 a.m. (London, England time) 2 business days prior to the first day of the interest period.

Commitment Fee:
The Borrower shall pay to  the Lender for the ratable benefit of the  Lender a commitment fee payable quarterly in arrears on the average daily unused amount of the Revolver.  Commitment fee rates are set forth in the Summary Pricing Matrix.

Upfront Fees:	None